Exhibit 10.4

Busey Bank
100 W. University Ave.
Champaign, IL 61820-1728
PHONE 217.365.4500
FAX 217.351.6551
January 15, 2015	WWW.BUSEY.COM

Dear Tom,

The purpose of this letter is to formalize Busey’s offer of employment to you contingent upon the closing of the merger (“Effective Date”) between First Busey Corporation (“Busey”) and Pulaski Financial Corp (“Pulaski”). Pulaski Bank is also signing this letter with respect to the initial bonus referred to under “Retention Bonus” below.

Date of Employment: Effective Date

Position: Title will remain the same through the merger of Pulaski Bank into Busey Bank. Following the bank merger, Executive Vice President / Market Chairman – St. Louis reporting to the President of Busey Bank.

Term: Agreement term will be for 24 months from the Effective Date (the “Term”). Following the agreement term, any ongoing efforts will require a new, mutually acceptable executed agreement between you and Busey.

Base Compensation: Your base compensation will continue during the Term in an amount equal to your current base compensation of $306,000 per annum. Busey will review your base compensation after the initial year of the Term to determine whether your base compensation should be maintained at its current level or increased for the second year.

Retention Bonuses. Within 30 days after your execution and delivery of a retention agreement, Pulaski Bank will pay you an initial bonus of $25,000. If you continue to work for Busey Bank until 30 days following the merger of Pulaski Bank with and into Busey Bank and you execute and do not revoke a release, Busey Bank will pay you a retention bonus of $25,000.

Other Bonuses. Busey will consider you for a cash and/or restricted stock bonus each year during the Term based on such factors deemed by Busey to be appropriate. Bonuses shall be awarded, if at all, in the sole discretion of Busey.

Severance: Should your employment be terminated by Busey for any reason other than cause within the Term, Busey will continue to pay you your base compensation on scheduled payroll dates through the Term. Following the Term, there is no severance compensation.

Profit Sharing. You are eligible for the same profit sharing benefits as available to all Busey associates during the Term.

Insurance and Benefits: You are eligible for the same insurance and benefits as available to all Busey associates during the Term.

Vacation: Five weeks annually.

Non-Competition, Non-Solicitation and Non-Disparagement: During the Term, you agree to not compete against Busey and/ or Pulaski by serving as an employee, director or consultant to, or having a greater than 1% ownership interest in, any company conducting financial services, including but not limited to services of depository, commercial lending, retail lending, cash management, mortgage, trust, wealth advisory or tax credit services, located within 50 miles of a Busey or Pulaski facility.

During the Term and for one-year thereafter, you agree not to solicit for any purpose, customers or employees and directors of Busey and/ or Pulaski. Additionally, during the same period, you agree to not to attempt to or cause disruption of Busey and/or Pulaski vendor or trade relationships.

During the Term and for one-year thereafter, you will not disparage directly or the interests of Busey and/or Pulaski.

I am pleased to extend this offer of employment. If you accept the terms and conditions outlined in this offer letter, please sign, date, and return the letter to me.

Sincerely,

/s/ Van A. Dukeman	1/27/16	/s/ Gary W. Douglass	1/27/16
Van A. Dukeman		Gary W. Douglass
Chairman of the Board		Chairman of the Board and CEO
Busey Bank		Pulaski Bank, N.A.
217.365.4510		314.579.5102
van.dukeman@busey.com		GDouglass@pulaskibank.com

Accepted by:

/s/ W. Thomas Reeves
W. Thomas Reeves

Date:	1/15/16